June 6, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  Bridge Bancorp, Inc.
              --------------------

Dear Sir/Madam:

         We were previously principal accountants for Bridge Bancorp, Inc. (the "Corporation") and its subsidiary, and under our report dated January 18, 2002, we reported on the financial statements of the Corporation, as of and for the years ended December 31, 2001 and 2000. We have read the Corporation's statements included under Item 4 of its Form 8-K dated June 4, 2002, and we agree with such statements.


                              ARTHUR ANDERSEN LLP


cc:  Janet Verneuille, CFO